Exhibit 99.B.h.(xxvi)

EXHIBIT XXVI

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of March 1, 2011, between The Hartford Mutual Funds, Inc. (the “Company”) on behalf each of its series listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Hartford Investment Financial Services, LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Management Agreement between the Company, on behalf of the Funds, and the Adviser; and

WHEREAS, the Company, on behalf of the Funds, and the Adviser are parties to an Expense Limitation Agreement dated as of November 1, 2010 (the “Existing Expense Limitation Agreement”) which provides for a limitation on each Fund’s expenses until February 28, 2011 and which shall renew automatically for one-year terms unless the Adviser provides written notice of termination prior to the start of such term; and

WHEREAS, the Company and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds in addition to the Existing Expense Limitation Agreement;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.             The Adviser hereby agrees to reimburse Fund expenses, exclusive of taxes, interest expense, brokerage commissions and extraordinary expenses, to the extent necessary to maintain the net annual operating expenses specified for the class of shares of each Fund listed on Schedule A for the period (i) commencing March 1, 2011 through February 29, 2012 for Target Retirement 2015 Fund, Target Retirement 2025 Fund, Target Retirement 2035 Fund, Target Retirement 2040 Fund, Target Retirement 2045 Fund and Target Retirement 2050 Fund, and (ii) commencing March 1, 2011 through February 29, 2012 for Target Retirement 2010 Fund, Target Retirement 2020 Fund and Target Retirement 2030 Fund.

2.             The reimbursement described in Section 1 above is not subject to recoupment by the Adviser.

3.             The Adviser understands and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Companies on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

Name:	/s/Tamara L. Fagely
Tamara L. Fagely
Title:	Vice President, Treasurer and Controller

HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

Name:	/s/James Davey
James Davey
Title:	President

SCHEDULE A

Fund	Total Net Annual Operating Expense Limit (as a percent of average daily net assets)
The Hartford Target Retirement 2010 Fund
Class R3	1.15%
Class R4	0.85%

The Hartford Target Retirement 2015 Fund
Class R3	1.15%
Class R4	0.85%

The Hartford Target Retirement 2020 Fund
Class R3	1.20%
Class R4	0.90%

The Hartford Target Retirement 2025 Fund
Class R3	1.20%
Class R4	0.90%

The Hartford Target Retirement 2030 Fund
Class R3	1.20%
Class R4	0.90%

The Hartford Target Retirement 2035 Fund
Class R3	1.20%
Class R4	0.90%

The Hartford Target Retirement 2040 Fund
Class R3	1.20%
Class R4	0.90%

The Hartford Target Retirement 2045 Fund
Class R3	1.25%
Class R4	0.95%

The Hartford Target Retirement 2050 Fund
Class R3	1.25%
Class R4	0.95%